UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. __)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Memory Pharmaceuticals Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

58606R403

(CUSIP Number)

October 16, 2006

(Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  58606R403

 Page 2 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Partners

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

             4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              6.79%                Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No.  58606R403

 Page 3 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta Partners III, Inc.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              4,201,071         Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

             6.79%                 Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IA

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

Page 4 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alta California Partners II, L. P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

               Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              4,201,071          Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              6.79%               Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       PN

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

CUSIP No. 58606R403

 Page 5 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alta California Management Partners II, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

             4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              6.79%                 Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                       CO

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 6 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alta Embarcadero Partners II, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              4,201,071          Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              6.79%                Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       CO

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

Page 7 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alta California Partners II, L. P. – New Pool

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power 4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

              4,201,071          Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

              6.79%                Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       PN

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

Page 8 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alta California Management Partners II, LLC—New Pool

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                       CO

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

Page 9 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Partners III,  L. P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       PN

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

.

CUSIP No. 58606R403

 Page 10 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Management III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Delaware

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                       CO

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 11 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Alta BioPharma Partners III GmbH & Co. Beteiligungs KG

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              Germany

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

(12)

Type Of Reporting Person

                       CO

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 12 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alta Embarcadero BioPharma Partners III, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             California

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       CO

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 13 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Jean Deleage

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         4,201,071

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 14 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Garrett Gruener

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,010,491

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         2,010,491

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            2,010,491            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            3.27%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,010,491 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool.

CUSIP No. 58606R403

 Page 15 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

            Daniel Janney

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

1,995,688

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

  -0-

(8)

Shared Dispositive Power         1,995,688

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            1,995,688            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            3.25%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:  Footnote 1:   The 1,995,688 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P. and, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool.

CUSIP No. 58606R403

 Page 16 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Alix Marduel

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

4,201,071

Person With

Please see Attachment A & Footnote 1

(7)

Sole Dispositive Power

  -0-

(8)

Shared Dispositive Power         4,201,071

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            4,201,071            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            6.79%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 4,201,071 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool, 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 17 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Guy Nohra

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,010,491

Person With

Please see Attachment A  & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         2,010,491

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            2,010,491            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            3.27%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,010,491 shares includes the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common stock beneficially owned by Alta Embarcadero Partners II, LLC, and 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, L.P.- New Pool.

CUSIP No. 58606R403

 Page 18 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Farah Champsi

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,190,580

Person With

Please see Attachment A  & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         2,190,580

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            2,190,580            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            3.56%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,190,580 shares includes the 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 19 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

             Edward Hurwitz

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,190,580

Person With

Please see Attachment A  & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         2,190,580

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            2,190,580            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            3.56%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,190,580 shares includes the 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

CUSIP No. 58606R403

 Page 20 of 30 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

              Edward Penhoet

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             United States

Please see Attachment A & Footnote 1

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,190,580

Person With

Please see Attachment A  & Footnote 1

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power         2,190,580

Please see Attachment A & Footnote 1

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

            2,190,580            Please see Attachment A & Footnote 1

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

            3.56%                  Please see Attachment A & Footnote 1

  (12)

Type Of Reporting Person

                       IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Footnote 1:   The 2,190,580 shares includes the 1,605,110 shares of Common Stock and Warrants to purchase 401,277 shares of Common stock beneficially owned by Alta BioPharma Partners III, L.P., 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC.

Item 1.

(a)

Name of Issuer: Memory Pharmaceuticals, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

100 Philips Parkway

Montvale, NJ 07645

Item 2.

(a)

Name of Person Filing:

Alta Partners (“AP”)

Alta Partners III, Inc. (“APIII”)

Alta California Partners II, L.P. (“ACPII”)

Alta California Partners II, L.P. – New Pool (“ACPII-NP”)

Alta California Management Partners II, LLC (“ACMPII”)

Alta California Management Partners II, LLC – New Pool  (“ACMPII-NP”)

Alta Embarcadero Partners II, LLC (“AEPII”)

Alta BioPharma Partners III, L.P. (ABPIII”)

Alta BioPharma Management III, LLC (“ABMIII”)

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG (“ABPIIIKG”)

Alta Embarcadero BioPharma Partners III, LLC (“AEBPIII”)

Jean Deleage (“JD”)

Garrett Gruener (“GG”)

Daniel Janney (“DJ”)

Alix Marduel (“AM”)

Guy Nohra (“GN”)

Farah Champsi (“FC”)

Edward Hurwitz (“EH”)

Edward Penhoet (“EP”)

 (b)

Address of Principal Business Office:

One Embarcadero Center, Suite 3700

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:

AP

California

ACPII

Delaware

ACPII-NP

Delaware

ACMPII

Delaware

ACMPII-NP

Delaware

AEPII

California

APIII

California

ABPIII

Delaware

ABMIII

Delaware

ABPIIIKG

Germany

AEBPIII

California

Individuals:

JD

United States

GG

United States

DJ

United States

AM

United States

GN

United States

FC

United States

EH

United States

EP

United States

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:  58606R403

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		AP	APIII	ACPII	ACPII-NP	ACMPII	ACMPII-NP	AEPII
(a)	Beneficial Ownership	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071
(b)	Percentage of Class	6.79%	6.79%	6.79%	6.79%	6.79%	6.79%	6.79%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071
		ABPIII	ABMIII	ABPIIIKG	AEBPIII	JD	GG	DJ
(a)	Beneficial Ownership	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	2,010,491	1,995,688
(b)	Percentage of Class	6.79%	6.79%	6.79%	6.79%	6.79%	3.27%	3.25%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	2,010,491	1,995,688
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	4,201,071	4,201,071	4,201,071	4,201,071	4,201,071	2,010,491	1,995,688

		AM	GN	FC	EH	EP
(a)	Beneficial Ownership	4,201,071	2,010,491	2,190,580	2,190,580	2,190,580
(b)	Percentage of Class	6.79%	3.27%	3.56%	3.56%	3.56%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	4,201,071	2,010,491	2,190,580	2,190,580	2,190,580
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	4,201,071	2,010,491	2,190,580	2,190,580	2,190,580

Item 5.

Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:

Joint Filing Statement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

February 13, 2007

ALTA PARTNERS

ALTA CALIFORNIA PARTNERS II, L.P.

By:  Alta California Management Partners II, LLC,

Its General Partner

By:       /s/ Jean Deleage

By:      /s/ Guy Nohra

Jean Deleage, President

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC

ALTA EMBARCADERO PARTNERS II, LLC

By:      /s/ Guy Nohra

By:      /s/ Guy Nohra

Guy Nohra, Member

Guy Nohra, Member

ALTA CALIFORNIA PARTNERS II, L.P. – NEW POOL

By:  Alta California Management Partners II, LLC -

          New Pool, Its General Partner

By:      /s/ Guy Nohra

Guy Nohra, Managing Director

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC –NEW POOL

By:      /s/ Guy Nohra

Guy Nohra, Managing Director

            /s/ Jean Deleage

      /s/ Guy Nohra

Jean Deleage

Guy Nohra

           /s/ Garrett Gruener

      /s/ Alix Marduel

Garrett Gruener

Alix Marduel

          /s/ Daniel Janney

Daniel Janney

ALTA  PARTNERS III, INC.

By:       /s/ Jean Deleage

Jean Deleage, President

ALTA BIOPHARMA PARTNERS III, L.P.

ALTA BIOPHARMA MANAGEMENT III, LLC

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

By:      /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

ALTA BIOPHARMA PARTNERS III GMBH &CO.

BETEILIGUNGS KG

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

      /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

            /s/ Jean Deleage

      /s/ Farah Champsi

Jean Deleage

Farah Champsi

           /s/ Alix Marduel

      /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

           /s/ Edward Penhoet

Edward Penhoet

EXHIBIT A

AGREEMENT OF JOINT FILING

Date:

February 13, 2007

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ALTA PARTNERS

ALTA CALIFORNIA PARTNERS II, L.P.

By:  Alta California Management Partners II, LLC,

Its General Partner

By:       /s/ Jean Deleage

By:      /s/ Guy Nohra

Jean Deleage, President

Guy Nohra, Member

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC

ALTA EMBARCADERO PARTNERS II, LLC

By:      /s/ Guy Nohra

By:      /s/ Guy Nohra

Guy Nohra, Member

Guy Nohra, Member

ALTA CALIFORNIA PARTNERS II, L.P. – NEW POOL

By:  Alta California Management Partners II, LLC -

          New Pool, Its General Partner

By:      /s/ Guy Nohra

Guy Nohra, Managing Director

ALTA CALIFORNIA MANAGEMENT PARTNERS II, LLC –NEW POOL

By:      /s/ Guy Nohra

Guy Nohra, Managing Director

            /s/ Jean Deleage

      /s/ Guy Nohra

Jean Deleage

Guy Nohra

            /s/ Garrett Gruener

      /s/ Alix Marduel

Garrett Gruener

Alix Marduel

           /s/ Daniel Janney

Daniel Janney

ALTA  PARTNERS III, INC.

By:       /s/ Jean Deleage

Jean Deleage, President

ALTA BIOPHARMA PARTNERS III, L.P.

ALTA BIOPHARMA MANAGEMENT III, LLC

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

By:      /s/ Alix Marduel

Alix Marduel, Director

Alix Marduel, Director

ALTA EMBARCADERO BIOPHARMA PARTNERS III, LLC

ALTA BIOPHARMA PARTNERS III GMBH &CO.

BETEILIGUNGS KG

By: Alta BioPharma Management III, LLC

By:      /s/ Alix Marduel

            /s/ Alix Marduel

Alix Marduel, Manager

Alix Marduel, Director

            /s/ Jean Deleage

            /s/ Farah Champsi

Jean Deleage

Farah Champsi

          /s/ Alix Marduel

            /s/ Edward Hurwitz

Alix Marduel

Edward Hurwitz

         /s/ Edward Penhoet

Edward Penhoet

Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC and Alta California Partners II, LLC-New Pool. Alta California Partners II, L.P. beneficially owns 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock, Alta Embarcadero Partners II, LLC beneficially owns 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common Stock, and Alta California Partners II, L.P.- New Pool beneficially owns 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock. The respective general partners and members of Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC and Alta California Partners II, L.P.-New Pool exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners are members of Alta California Management Partners II, LLC (which is the  general partner of Alta California Partners II, L.P.), members of Alta Embarcadero Partners II, LLC., and managing directors of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). As members and managing directors of such entities, they may be deemed to share voting and investment powers over the shares held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a managing director of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus, he currently shares voting and dispositive powers over the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, LLC – New Pool. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Guy Nohra is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a managing director of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus, he currently shares voting and dispositive powers over the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, LLC – New Pool. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Garrett Gruener is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a managing director of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus, he currently shares voting and dispositive powers over the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, LLC – New Pool. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Daniel Janney is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , and a managing director of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus, he currently shares voting and dispositive powers over the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., and the 526,316 shares of Common Stock and warrants to purchase 184,210 shares of common Stock beneficially owned by Alta California Partners II, LLC – New Pool. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a member of Alta California Management Partners II, LLC (which is the general partner of Alta California Partners II, L.P.) , a member of Alta Embarcadero Partners II, LLC, and a managing director of Alta California Management Partners II, LLC-New Pool (which is the general partner of Alta California Partners II, L.P.-New Pool). Thus, she currently shares voting and dispositive powers over the 1,194,206 shares of Common Stock and warrants to purchase 90,956 shares of Common Stock beneficially owned by Alta California Partners II, L.P., the 13,654 shares of Common Stock and warrants to purchase 1,149 shares of Common Stock beneficially owned by Alta Embarcadero Partners II, LLC, and the 526,316 shares of Common Stock and warrants to purchase 184,210 shares of Common Stock beneficially owned by Alta California Partners II, LLC – New Pool. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Alta Partners III, Inc. provides investment advisory services to several venture capital funds including Alta BioPharma Partners III, L.P., Alta BioPharma Partners III GmbH & Co. Beteiligungs KG and Alta Embarcadero BioPharma Partners III, LLC. On October 16, 2006 in connection with the PIPE offering by the Issuer, Alta BioPharma Partners III, L.P. purchased 1,605,110 shares of Common Stock and warrants to purchase 401,277 shares of Common Stock, Alta BioPharma Partners III GmbH & Co. Beteiligungs KG purchased 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock, and Alta Embarcadero BioPharma Partners III, LLC purchased 39,557 shares Common Stock and warrants to purchase 9,889 shares of Common Stock. The general partner of Alta BioPharma Partners III, L.P., the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole voting and investment power in respect to the shares owned by such funds.

Certain principals of Alta Partners III, Inc. are directors of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and managers of Alta Embarcadero BioPharma Partners III, LLC. As directors and managers of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by the funds. The principals of Alta Partners III, Inc. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Ms. Farah Champsi is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus, she currently shares voting and dispositive powers over the 1,605,110 shares of Common Stock and warrants to purchase 401,277 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Jean Deleage is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus, he currently shares voting and dispositive powers over the 1,605,110 shares of Common Stock and warrants to purchase 401,277 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III

GmbH & Co. Beteiligungs KG, and the 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Dr. Alix Marduel is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus, she currently shares voting and dispositive powers over the 1,605,110 shares of Common Stock and warrants to purchase 401,277 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. She disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Edward Hurwitz is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus, he currently shares voting and dispositive powers over the 1,605,110 shares of Common Stock and warrants to purchase 401,277 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Mr. Edward Penhoet is a director of Alta BioPharma Management III, LLC (which is the general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG), and a manager of Alta Embarcadero BioPharma Partners III, LLC. Thus, he currently shares voting and dispositive powers over the 1,605,110 shares of Common Stock and warrants to purchase 401,277 shares of Common Stock beneficially owned by Alta BioPharma Partners III, L.P., the 107,798 shares of Common Stock and warrants to purchase 26,949 shares of Common Stock beneficially owned by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the 39,557 shares of Common Stock and warrants to purchase 9,889 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners III, LLC. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners and Alta Partners III, Inc. are venture capital firms that share an office in San Francisco.

Alta Partners is a California Corporation

Alta Partners III, Inc. is a California Corporation.

Alta California Partners II, L.P. is a Delaware Limited Partnership

Alta California Management Partners II, LLC is a Delaware Limited Liability Company

Alta Embarcadero Partners II, LLC is a California Limited Liability Company

Alta California Partners II, L.P. - New Pool is a Delaware Limited Partnership.

Alta California Management Partners II, LLC – New Pool is a Delaware Limited Liability Company

Alta BioPharma Partners III, L.P. is a Delaware Limited Partnership

Alta BioPharma Management III, LLC is a Delaware Limited Liability Company

Alta BioPharma Partners III GmbH & Co. Beteiligungs KG is a German Limited Partnership

Alta Embarcadero BioPharma Partners III, LLC is a California Limited Liability Company.